Exhibit 99

4832 Grand Avenue
Duluth, MN 55807 USA
Phone: (218) 628-2217
Fax: (218) 628-3245
Email: info@ikonics.com
Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	November 6, 2014
(218) 628-2217

IKONICS REPORTS RECORD SALES AND A 20% THIRD QUARTER EARNINGS INCREASE

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based technology company, announced today third quarter net earnings of $139,000, or $0.07 per diluted share, a 20% increase compared to the third quarter of 2013, and record third quarter sales of $4,478,000, a 6% increase over the comparable quarter of 2013 due to stronger sales from the domestic screen printing and IKONICS Imaging businesses.  This was the fourth consecutive quarter of record sales on a quarter-to-quarter comparison basis.  Year-to-date earnings are up 69% and sales are up 8% over last year. The company has $4,000,000 in cash and short-term investments with no long-term debt.

On October 17, 2014, the company was notified by the Minnesota Department of Employment and Economic Development that it qualifies for up to $508,000 in incentives over a seven-year period for an expansion of its Advanced Materials Solutions business unit (previously branded as Micro-Machining). The proposed expansion would enhance machining capacity for composites used in the aerospace industry.

Bill Ulland, IKONICS CEO, commented, “IKONICS appreciates the confidence the State of Minnesota has shown in our aerospace business and also the timeliness of the support as our capabilities are being audited by existing and potential customers for assurance that we have the manufacturing capacity to meet their needs.”

Explaining further, Ulland said, “Although we have unique capabilities, we are relatively new to the aerospace industry and potential customers need assurance that we can perform. I believe with our existing capacity and the expansion we are considering, we can satisfy these demanding customers. This is a critical time for us and the commercial aviation business as several new aircraft which use, or could use, our technology will be going into production in 2015. We are beginning to see the ramp-up of some of these programs.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, industry trends and new products, technologies and businesses initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, introduction of new products or technologies by competitors, the effects of federal budget sequestration, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

.

ISO 9001 Certified

NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF INCOME (unaudited)

For the Three Months and Nine Months Ended September 30, 2014 and 2013

	Three Months Ended		Nine Months Ended
	9/30/14	9/30/13	9/30/14	9/30/13
Net sales	$4,478,014	$4,217,125	$13,867,337	$12,894,142

Cost of goods sold	2,850,049	2,575,557	8,769,347	7,904,357

Gross profit	1,627,965	1,641,568	5,097,990	4,989,785

Operating expenses	1,451,306	1,480,063	4,313,178	4,600,592

Income from operations	176,659	161,505	784,812	389,193

Other	103	1,372	3,613	5,331

Income before income taxes	176,762	162,877	788,425	394,524

Income tax expense	37,791	46,715	246,107	73,000

Net income	$138,971	$116,162	$542,318	$321,524

Earnings per common share-diluted	$0.07	$0.06	$0.27	$0.16

Average shares outstanding-diluted	2,019,806	2,015,125	2,018,237	2,010,334

Condensed Balance Sheets

As of September 30, 2014 and December 31, 2013

	9/30/14	12/31/13
	(unaudited)
Assets
Current assets	$9,146,667	$8,045,060
Property, plant and equipment, net	5,547,824	5,634,096
Intangible assets, net	348,944	322,647
	$15,043,435	$14,001,803
Liabilities and Stockholders’ Equity
Current liabilities	$1,291,574	$874,985
Deferred income taxes	527,000	527,000
Long term debt	—	—
Stockholders’ equity	13,224,861	12,599,818
	$15,043,435	$14,001,803

CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

For the Nine Months Ended September 30, 2014 and 2013

	9/30/14	9/30/13
Net cash provided by operating activities	$1,177,031	$1,150,610

Net cash used in investing activities	(722,107)	(1,002,547)

Net cash provided by financing activities	44,730	63,492

Net increase in cash and cash equivalents	499,654	211,555

Cash and cash equivalents at beginning of period	1,704,300	967,943

Cash and cash equivalents at end of period	$2,203,954	$1,179,498